UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2009

Roberts Realty Investors, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-13183	58-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302 Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 394-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc., the registrant, conducts its business through Roberts Properties Residential, L.P. On December 30, 2009, the company, as landlord, renewed its existing leases with Roberts Properties, Inc. and Roberts Properties Construction, Inc. (together, the “Roberts Companies”), as tenants, at the company’s Northridge office building located in Sandy Springs, Georgia.

Roberts Properties, Inc. leased 4,431 rentable square feet, and Roberts Properties Construction, Inc. leased 1,920 rentable square feet. Both leases are for a one-year term with a rental rate of $18.53 per rentable square foot. The Roberts Companies are taking the premises “as is” with no tenant improvements, upgrades, or rental concessions. They have the right to expand their rentable square footage at the new rental rate. The lease renewals are effective as of January 1, 2010 and renew the existing leases, which expire on December 31, 2009.

The effective rental rate is consistent with an October 2009 lease agreement between the company and an unrelated third party at the Northridge office building.

Each of the Roberts Companies is wholly owned by Charles S. Roberts, the Chief Executive Officer, President, and Chairman of the Board of Directors of Roberts Realty. Roberts Realty’s audit committee, which is composed of two independent directors, approved the lease renewals in accordance with the committee’s charter in compliance with applicable listing rules of the NYSE Amex Equities stock exchange. Roberts Realty’s board of directors approved the transaction in accordance with Roberts Realty’s Code of Business Conduct and Ethics, with Mr. Roberts abstaining from the vote.

The foregoing description of the material terms of the lease renewals is qualified in its entirety by reference to the full text of the lease amendments filed as Exhibit 10.1 and Exhibit 10.2 to this report, which amendments are incorporated into this Item 1.01 by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	First Amendment to Lease dated December 30, 2009 by and between Roberts Properties, Inc. and Roberts Properties Residential, L.P.

10.2	First Amendment to Lease dated December 30, 2009 by and between Roberts Properties Construction, Inc. and Roberts Properties Residential, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: December 30, 2009	By:	/s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer

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